EXHIBIT 99.1

NEWS RELEASE

Contact:	David Kimichik	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	SVP – Finance	Investor Relations	Financial Relations Board
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ASHFORD TRUST COMPLETES SPIN-OFF OF ASHFORD PRIME

Announces New $150 Million Secured Credit Facility for Ashford Prime
DALLAS, November 19, 2013 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has completed the previously announced spin-off of Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime”). Starting tomorrow, November 20, 2013, Ashford Prime will trade on the New York Stock Exchange (“NYSE”) under the ticker symbol “AHP,” and Ashford Trust’s shares of common stock will continue to trade on the NYSE under the ticker symbol “AHT.”
Following the spin-off, Ashford Prime is now an independent and conservatively capitalized publicly-traded real estate investment trust (“REIT”) focused on investing in high RevPAR full-service and urban select-service hotels and resorts located predominantly in domestic and international gateway markets. Ashford Prime is externally advised by Ashford Hospitality Advisors, a subsidiary of Ashford Trust.
Ashford Trust completed the spin-off by distributing a pro-rata taxable dividend of Ashford Prime common stock to Ashford Trust stockholders of record as of the close of business of the NYSE on November 8, 2013 (the “Record Date”). The distribution was based on a distribution ratio of one share of Ashford Prime common stock for every five shares of Ashford Trust common stock held by such stockholder on the Record Date. An information statement concerning the details regarding the distribution of Ashford Prime common stock and its business and management following the spin-off was mailed to Ashford Trust stockholders prior to the Distribution Date.
Following the distribution, there are approximately 24.9 million shares of Ashford Prime common stock and partnership units outstanding. This is comprised of approximately 16.1 million shares of Ashford Prime common stock and 8.8 million partnership units, which includes the partnership units issued to Ashford Trust reflecting its 20% ownership in Ashford Prime’s operating partnership. The distribution of these shares was made in book-entry form, which means that no physical share certificates were issued. Ashford Trust stockholders should consult their tax advisors with respect to U.S. federal, state, local and foreign tax consequences of the Ashford Prime spin-off.
Prior to the spin-off, Ashford Trust and Ashford Prime entered into a separation agreement and various other agreements related to the spin-off, as described in the information statement. Please visit the Company’s website at www.ahtreit.com under the Investors section for additional information regarding the spin-off, including links to filings with the U.S. Securities and Exchange Commission (the “SEC”).
In connection with the spin-off, Ashford Prime has entered into a new $150 million secured credit facility with Bank of America, N.A. acting as sole administrative agent. Other participating lenders include Credit Agricole, Credit Suisse, Deutsche Bank, KeyBank, and Morgan Stanley. BofA Merrill Lynch served as financial advisor to Ashford Trust in connection with the spin-off. The new credit facility provides for a three-year term with two, one-year extension options and bears interest at a range of 2.25% - 3.75% over LIBOR, depending on the leverage level of Ashford Prime. The new credit facility includes the opportunity to expand the borrowing capacity by up to $150 million to an aggregate size of $300 million.
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.
Ashford Hospitality Prime is a conservatively capitalized real estate investment trust (REIT) focused on investing in high RevPAR full-service and urban select-service hotels and resorts located predominantly in domestic and international gateway markets.

Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford's control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford's filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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